EXHIBIT 2    page 3 of  5

          ENTERGY CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF INCOME
      For the Nine Months Ended September 30, 1999
                       (Unaudited)
                     (In Thousands)

                   OPERATING REVENUES
Domestic electric                                            $4,871,232
Natural gas                                                      78,321
Steam products                                                   15,550
Competitive businesses                                        2,055,758
                                                          -------------
TOTAL                                                         7,020,861
                                                          -------------
                   OPERATING EXPENSES
Operating and Maintenance:
   Fuel, fuel related expenses, and
     gas purchased for resale                                 1,478,055
   Purchased power                                            2,190,481
   Nuclear refueling outage expenses                             56,414
   Other operation and maintenance                            1,181,559
Decommissioning                                                  35,004
Taxes other than income taxes                                   259,149
Depreciation and amortization                                   523,165
Other regulatory charges - net                                   10,033
Amortization of rate deferrals                                  107,902
                                                          -------------
TOTAL                                                         5,841,762
                                                          -------------
                    OPERATING INCOME                          1,179,099
                                                          -------------
                OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction              20,636
Gain (loss) on sale of assets - net                              61,888
Miscellaneous - net                                              74,975
                                                          -------------
TOTAL                                                           157,499
                                                          -------------
               INTEREST AND OTHER CHARGES
Interest on long-term debt                                      359,310
Other interest - net                                             58,404
Distributions on preferred securities of subsidiaries            14,128
Allowance for borrowed funds used during construction           (16,469)
                                                          -------------
TOTAL                                                           415,373
                                                          -------------
               INCOME BEFORE INCOME TAXES                       921,225

Income taxes                                                    342,403
                                                          -------------
CONSOLIDATED NET INCOME                                         578,822

Preferred dividend requirements of subsidiaries and others       30,645
                                                          -------------

EARNINGS APPLICABLE TO
COMMON STOCK                                                   $548,177
                                                          =============
Earnings per average common share:
     Basic and diluted                                            $2.22
Dividends declared per common share                               $0.90
Average number of common shares outstanding:
     Basic                                                   246,541,754
     Diluted                                                 247,095,210

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